ASSIGNMENT

                      INVESTMENT COMPANY SERVICES AGREEMENT

          This Assignment, dated as of the 5th day of December 2001, made by and among The Community Reinvestment Act Qualified Investment Fund (the "Fund"), Declaration Service Company ("Declaration") and InCap Service Company ("InCap") (collectively the "Parties").

          WHEREAS, Declaration wishes to assign the Investment Company Services Agreement between the Fund and Declaration, dated December 15, 2000 (the "Services Agreement") to InCap, and

          WHEREAS, InCap wishes to accept assignment of the Services Agreement

          NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and the exchange of good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto hereby agree as follows

          1. ASSIGNMENT. Declaration hereby assigns the Services Agreement to InCap, together with all of Declaration's rights and obligations thereunder InCap hereby accepts assignment of the Services Agreement from Declaration.

          2. CONSENT TO ASSIGNMENT. Pursuant to Section 18 of the Services Agreement, the Fund hereby acknowledges and consents to the assignment of the Services Agreement.

          IN WITNESS WHEREOF, the Parties hereto have caused this Assignment to be executed by their duly authorized officers as of the day and year first written above.

The Community Reinvestment Act Qualified Investment Fund


/s/ Neil Solomon
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Declaration Service Company                       InCap Service Company

/s/ Terence P. Smith                              /s/ Terence P. Smith
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